Exhibit 99.1

PRESS RELEASE

PLAYLOGIC TO CONTINUE FIRST PARTY DEVELOPMENT FOR SONY COMPUTER ENTERTAINMENT EUROPE

Amsterdam / New York, October 27th, 2008 – Game Publisher Playlogic Entertainment, Inc. (Nasdaq PLGC.OB) today announces that its in-house studio, Playlogic Game Factory, continues its collaboration with SCEE London Studio’s First Party development team, part of Sony Computer Entertainment Europe Limited (SCEE).

Playlogic Game Factory recently completed the development on EyeToy® Pom Pom Party© for the PlayStation®2 which will be released this quarter.

Furthermore, the Playlogic Game Factory has been assisting SCEE London Studio with the development of the recently announced EyePet™. The collaboration on the development of this project will continue into 2009.

Previously, the Playlogic Game Factory was commissioned by SCEE to develop Aqua Vita™, Tori Emaki™ and Mesmerize™ for the PlayStation®Network.

Rogier W. Smit comments: “We are proud to continue our development work for SCEE. The technology and skills provided by our employees have enabled us to deliver quality and deliver on time. We are very pleased with this enduring collaboration on current and future projects.”

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 95 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe.

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles during 2008.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. Van Duivenbode
Corporate IR/PR Officer
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com
For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com